Exhibit 99.1

For Immediate Release

ModusLink Reports Financial Results for the

Second Quarter of Fiscal Year 2017

•	Net revenue of $117.6 million decreased 2.0% versus Q2 of fiscal year 2016

•	Gross margin of 9.5% improved by 650 basis points versus Q2 of fiscal year 2016

•	Operating expenses of $12.7 million declined by 17.1% versus Q2 of fiscal year 2016

•	Operating loss of $1.5 million, a $10.2 million improvement versus Q2 of fiscal year 2016

•	Net loss of $2.9 million, an $11.0 million improvement versus Q2 of fiscal year 2016

•	Adjusted EBITDA of $3.4 million, an improvement of $10.4 million versus Q2 of fiscal year 2016

•	Company’s turnaround plan is on track, delivering expected savings and annualized EBITDA improvements of approximately $32.0 million

WALTHAM, Mass. – March 6, 2017 – ModusLink Global Solutions™, Inc. (the “Company” or “ModusLink”) (NASDAQ: MLNK), announced today its financial results for its second quarter of fiscal year 2017 ended January 31, 2017. Results for the three and six months ended January 31, 2017 are summarized in the following paragraphs. For a full discussion of the results, please see the Company’s Form 10-Q filed with the Securities and Exchange Commission, which can be accessed through www.moduslink.com.

ModusLink will soon be publishing its second quarter of fiscal year 2017 Investor Presentation, which will be posted in the Investor Relations section of the Company’s website. The Investor Presentation will also be filed as an exhibit on Form 8-K with the Securities and Exchange Commission. Investors, customers and partners are encouraged to review this presentation as it corresponds with the Company’s financial results for the second quarter and six months of fiscal year 2017, and includes additional information on the Company’s results of operations, balance sheet, turnaround plan, and corporate strategy.

Commenting on the Company’s financial results and operational performance, Jim Henderson, Chief Executive Officer of ModusLink stated, “Our results through the first half of the year demonstrate that our turnaround plan is working. By de-centralizing corporate functions, improving processes and investing throughout our global footprint, we have successfully enhanced gross margins, lowered expenses and reduced our losses significantly. We are operating more efficiently and our clients are the ones who are benefitting the most. I’m pleased with the progress we have made to date and fully expect the second half of fiscal 2017 to show continued momentum. We remain on track to realize $32 million in annualized EBITDA improvements and our goal remains to bring ModusLink back to profitability.”

Mr. Henderson continued, “Since we launched our turnaround plan, we have focused mostly on bringing domain expertise directly to our sites to improve our ability to service clients on a global scale. We maintain this continuous improvement mindset and are now focused equally on revenue stabilization and growth. Our teams have been concentrating on servicing and growing with existing clients, while promoting our end-to-end capabilities to capture new clients. Key to all of this is operational excellence and with a stronger foundation in place, we are confident that we will deliver. We look forward to reporting on our continued progress in the quarters ahead.”

Second Quarter and Year-to-Date Financial Results Summary

Net Revenue

The Company reported net revenue of $117.6 million for the second quarter of fiscal year 2017, as compared to $120.0 million for the same period in the prior year. The year-over-year decline of 2.0% is primarily related to decreases with select clients in the consumer electronics industry, offset by higher volumes and revenue associated with several new and existing clients. On a geographic basis, net revenue in Europe increased by $6.3 million or 16.2%, which partially offset lower net revenue in the Americas and Asia, and in the Company’s e-Business segment.

The Company reported net revenue of $238.9 million for the six months ended January 31, 2017, as compared to $261.1 million for the same period last year. Net revenue in Europe increased by $6.7 million or 8.0%, which offset declines in the Americas, Asia and in the e-Business segment. This was primarily due to two clients in the consumer electronics industry which adversely impacted net revenues due to lower volumes. Furthermore, as the Company has focused on generating new programs with existing clients and adding new logos throughout its global footprint, the rate of the revenue decline on a consolidated basis has lessened when comparing against the year-over-year declines in the first quarter of fiscal year 2017.

Gross Margin

Gross margin for the period ended January 31, 2017 was 9.5%, as compared to 3.0% for the same period in the prior year, an improvement of 650 basis points. The improvement in gross margin was driven primarily by enhancements in the Company’s supply chain operations, as well as lower labor costs in Asia and the Americas, which are a direct result of various turnaround initiatives.

For the six months ended January 31, 2017, gross margin was 8.6% as compared to 6.2% for the six months ended January 31, 2016, an improvement of 240 basis points. This was driven primarily by a reduction in labor costs, improved client mix and process enhancements, partially offset by lower revenues. Gross margin for the comparable fiscal year 2017 and 2016 six-month periods also improved in each of the Company’s reportable operating segments – Americas, Asia, Europe, and e-Business.

Operating Expenses

Total operating expenses for the second quarter of fiscal year 2017 were $12.7 million, as compared to $15.3 million in the same period in the prior year, a reduction of $2.6 million or 17.1%. Selling, general and administrative (“SG&A”) expenses for the second quarter of fiscal year 2017 were $11.9 million, a reduction of $2.8 million or 19.3%, as compared to the comparable prior year period. Driving the reduction in SG&A were lower employee related costs associated with the Company’s ongoing turnaround initiatives, as well as lower professional fees. SG&A expenses also declined for all reportable business segments when comparing the fiscal year 2017 and fiscal year 2016 second quarters.

Total operating expenses for the six months ended January 31, 2017 were $27.7 million, as compared to $29.3 million in the same period in the prior year, a reduction of $1.7 million or 5.7%. SG&A expenses for the first six months of fiscal year 2017 were $25.5 million, a reduction of $2.3 million or 8.1% as compared to the comparable six-month period in fiscal year 2016. Included in the fiscal year 2016 six-month period was a gain of $1.2 million related to the sale of a building in Europe. The balance of the reduction was attributable to lower employee-related costs associated with turnaround initiatives, cost containment programs and lower professional fees associated with outsourced services.

For the second quarter of fiscal year 2017, net restructuring expenses were approximately $0.8 million as compared to $0.2 million in the comparable fiscal year 2016 period. For the six months ended January 31, 2017, net restructuring expenses were approximately $2.2 million, as compared to $1.2 million for the six months ended January 31, 2016.

Operating Income (Loss)

The Company reported an operating loss of $1.5 million for the second quarter of fiscal year 2017, as compared to an operating loss of $11.7 million for the same period in the prior year, an improvement of $10.2 million. Operating loss for the six months ended January 31, 2017 was $7.1 million, as compared to an operating loss of $13.2 million in the six-month period ended January 31, 2016, an improvement of $6.1 million. The year-over-year improvement for both the three- and six-month periods was primarily attributable to higher gross margin and lower operating expenses, which were direct results of the Company’s turnaround initiatives.

Net Income (Loss)

The Company reported a net loss of $2.9 million or a net loss per basic and diluted share of $0.05 for the second quarter of fiscal year 2017. This compares to a net loss of $13.9 million or a loss per basic and diluted share of $0.27 for the same period in the prior year. For the six months ended January 31, 2017, the Company reported a net loss of $11.4 million or a net loss per basic and diluted share of $0.21. This compares to a net loss of $28.7 million or a loss per basic and diluted share of $0.55 in the comparable six-month period in fiscal year 2016.

EBITDA and Adjusted EBITDA

For the three months ended January 31, 2017, the Company reported Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $2.0 million, as compared to negative EBITDA of $(9.2) million for the three months ended January 31, 2016, a year-over-year improvement of $11.1 million. For the six months ended January 31, 2017, the Company reported negative EBITDA of $(1.6) million, as compared to negative EBITDA of $(18.5) million in the comparable year-ago period in the prior year, an improvement of $16.9 million.

For the three months ended January 31, 2017, the Company reported Adjusted EBITDA of $3.4 million as compared to negative Adjusted EBITDA of $(7.0) million in the comparable year-ago period, an improvement of $10.4 million. For the six months ended January 31, 2017, the Company reported Adjusted EBITDA of $1.8 million as compared to an Adjusted EBITDA loss of $(5.1) million in the comparable period in the prior year, an improvement of $6.9 million.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK), through its wholly-owned subsidiaries, ModusLink Corporation and ModusLink PTS, Inc. (together “ModusLink”), executes comprehensive supply chain and logistics services that are designed to improve clients’ revenue, cost, sustainability, and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, storage, computing, software, and retail. ModusLink’s operations are supported by 21 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

Supplemental Non-GAAP Disclosures EBITDA and Adjusted EBITDA (Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA and Adjusted EBITDA, non-GAAP financial measures, to assess its performance. EBITDA represents earnings before interest income, interest expense, income tax expense, depreciation, and amortization of intangible assets. We define Adjusted EBITDA as EBITDA excluding the effects of SEC inquiry and financial restatement costs, strategic consulting and other related professional fees, executive severance and employee retention, restructuring, share-based compensation, impairment of goodwill and long-lived assets, unrealized foreign exchange gains and losses, net, other non-operating gains and losses, net, and gains and losses on investment in affiliates and impairments.

We believe that providing EBITDA and Adjusted EBITDA to investors is useful, as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain business. We believe that EBITDA and Adjusted EBITDA financial measures assists in providing an enhanced understanding of our underlying operational measures to manage the core supply chain business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

A table reconciling the Company’s EBITDA and Adjusted EBITDA to its GAAP net income (loss) is included in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward-Looking Statements & Use of Non-GAAP Measures

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; difficulties integrating technologies, operations and personnel in accordance with the

Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K. These filings are available in the Investor Relations section of our website under the “SEC Filings” tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

The information provided herein includes certain non-GAAP financial measures. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations of the Company. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Investor Relations Contact:

Glenn Wiener

GW Communications for ModusLink

Tel: 212-786-6011

Email: gwiener@GWCco.com

— Tables to Follow —

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 31, 2017	July 31, 2016
Assets:
Cash and cash equivalents	$114,334	$130,790
Trading securities	11,029	16,768
Accounts receivable, net	104,214	111,336
Inventories	36,927	40,270
Funds held for clients	11,487	12,549
Prepaid and other current assets	7,701	8,178

Total current assets	285,692	319,891

Property and equipment, net	20,983	22,271
Other assets	5,523	5,770

Total assets	$312,198	$347,932

Liabilities:
Accounts payable	$91,145	$114,432
Accrued restructuring	1,151	2,936
Accrued expenses	39,617	37,740
Funds held for clients	11,487	12,549
Other current liabilities	28,487	27,109

Total current liabilities	171,887	194,766

Long-term portion of accrued restructuring	—	93
Notes payable	57,603	57,169
Other long-term liabilities	9,212	9,964

Total liabilities	238,702	261,992

Stockholders’ equity:	73,496	85,940

Total liabilities and stockholders’ equity	$312,198	$347,932

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended January 31,			Six Months Ended January 31,
	2017	2016	Fav (Unfav)	2017	2016	Fav (Unfav)
Net revenue	$117,568	$119,966	(2.0%)	$238,895	$261,055	(8.5%)
Cost of revenue	106,370	116,311	8.5%	218,364	244,948	10.9%

Gross profit	11,198	3,655	206.4%	20,531	16,107	27.5%

	9.5%	3.0%	6.5%	8.6%	6.2%	2.4%
Operating expenses:
Selling, general and administrative	11,926	14,773	19.3%	25,527	27,787	8.1%
Impairment of long-lived assets	—	305	—	—	305	—
Restructuring, net	776	240	(223.3%)	2,150	1,247	(72.4%)

Total operating expenses	12,702	15,318	17.1%	27,677	29,339	5.7%

Operating loss	(1,504)	(11,663)	87.1%	(7,146)	(13,232)	46.0%
Other expense, net	(1,075)	(2,338)	54.0%	(3,427)	(14,692)	76.7%

Loss before taxes	(2,579)	(14,001)	81.6%	(10,573)	(27,924)	62.1%
Income tax expense	723	206	(251.0%)	1,772	1,056	(67.8%)
Gains on investments in affiliates, net of tax	(396)	(259)	52.9%	(896)	(259)	245.9%

Net loss	$(2,906)	$(13,948)	79.2%	$(11,449)	$(28,721)	60.1%

Basic and diluted net loss per share:	$(0.05)	$(0.27)		$(0.21)	$(0.55)

Weighted average common shares used in basic and diluted earnings per share	55,083	51,879		55,031	52,039

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information by Operating Segment

(in thousands)

(unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2017	2016	2017	2016

Net revenue:

Americas	$27,183	$28,208	$53,061	$61,419
Asia	38,861	44,476	81,734	98,407
Europe	44,910	38,656	90,091	83,399
e-Business	6,614	8,626	14,009	17,830

Total net revenue	$117,568	$119,966	$238,895	$261,055

Operating income (loss):

Americas	$(1,721)	$(4,911)	$(5,577)	$(7,997)
Asia	2,311	(325)	4,088	3,046
Europe	41	(4,239)	(2,550)	(4,032)
e-Business	(888)	(397)	(544)	(901)

Total segment operating loss	(257)	(9,872)	(4,583)	(9,884)
Corporate-level activity	(1,247)	(1,791)	(2,563)	(3,348)

Total operating loss	$(1,504)	$(11,663)	$(7,146)	$(13,232)

ModusLink Global Solutions, Inc. and Subsidiaries

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(in thousands)

(unaudited)

Net loss to Adjusted EBITDA[1]
	Three Months Ended January 31,		Six Months Ended January 31,
	2017	2016	2017	2016

Net loss	$(2,906)	$(13,948)	$(11,449)	$(28,721)

Interest income	(15)	(114)	(180)	(202)
Interest expense	2,109	2,777	4,138	5,506
Income tax expense	723	206	1,772	1,056
Depreciation	2,068	1,919	4,090	3,874

EBITDA	1,979	(9,160)	(1,629)	(18,487)

SEC inquiry and financial restatement costs	10	345	12	167
Strategic consulting and other related professional fees	3	277	7	284
Executive severance and employee retention	—	—	300	—
Restructuring	776	240	2,150	1,247
Share-based compensation	189	502	381	958
Impairment of goodwill and long-lived assets	—	305	—	305
Unrealized foreign exchange (gains) losses, net	1,815	1,087	1,582	1,816
Other non-operating (gains) losses, net	(990)	(384)	(105)	8,778
(Gains) on investments in affiliates and impairments	(396)	(259)	(896)	(217)

Adjusted EBITDA	$3,386	$(7,047)	$1,802	$(5,149)

[1]	The Company defines Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, SEC inquiry and financial restatement costs, strategic consulting and other related professional fees, executive severance and employee retention, restructuring, share-based compensation, impairment of goodwill and long-lived assets, unrealized foreign exchange gains and losses, net, other non-operating gains and losses, net, and gains and losses on investments in affiliates and impairments.